THIS DEBENTURE HAS NOT BEEN REGISTERD UNDER THE SECURITIES ACT OF 1933. NO SALE, HYPOTHECATION, TRANSFER OR DISPOSITION MAY BE EFFECTED, EXCEPT IN COMPLIANCE WITH SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO.

                                  9% DEBENTURE

     $________                                       Ponte Vedra Beach, Florida
                                                                _________, 2004

FOR VALUE RECEIVED, Global Axcess Corp, a Nevada corporation ("Borrower"), hereby promises to pay to the order of _____________, an _______________ ("Payee") the principal sum of _________ Dollars ($_____________), with interest on the Principal Amount from the date hereof at the rate of nine percent per annum (9%). Interest shall be calculated on the basis of a year of 360 days. All payments of both principal and interest shall be made at the address of the Payee hereof as it appears in the books and records of the Borrower, or at such other place as may be designated by the Payee.

1. This 9% Debenture (the "Debenture") is issued with a Promissory Note (the "Note") dated August 31, 2004.

2. In conjunction with the Debenture one warrant (the "Warrant") will be issued for each four dollars loaned to the Borrower pursuant to the Warrant documents, which have a cashless feature and piggy-back registration rights.

3. Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Note.

4. Interest. All payments of the interest amount shall be in lawful money of the United States of America and shall be made to the Payee. Payments shall begin on the 90th day following the date of the Note. Thereafter, Borrower agrees to pay Payee interest on the last day of each quarter, with the final payment of interest due at the Maturity Date. Interest shall be at a rate of nine percent (9%) per annum, in arrears for three years (or twelve quarters) from the Note date.

5. Maturity. The principal shall be repaid at the end of three years from Note date (the "Maturity Date"), as one balloon payment. Overdue principal and interest on the Note shall bear interest at the maximum rate permitted by applicable law.

6. Prepayment. The Note may be prepaid in whole or in part prior to the Maturity Date without penalty.

7. Taxes. The Borrower shall pay any documentary or other transactional taxes attributable to the issuance or delivery of this Debenture (excluding any

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     federal,  state or local  income  taxes  and any  franchise  taxes or taxes imposed upon the Payee by the jurisdiction, or any political subdivision thereof, under which Payee is organized or is qualified to do business).

8. Waiver. Borrower hereby waives presentment, demand for payment, notice of dishonor, protest and notice of protest of this Debenture. No waiver of any provision of this Debenture made by agreement of Payee and any other person or party shall constitute a waiver of any other terms hereof, or otherwise release or discharge the liability of Borrower under this Debenture. No failure to exercise and no delay in exercising, on the part of Payee, any right, power or privilege under this Debenture shall operate as a waiver thereof nor shall single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other power, right or privilege.

9. Default. Any one of the following is an "Event of Default" by the Borrower, if not cured within 30 days:
     a.   The Borrower fails to pay when due any amounts owed hereunder;
     b. Any representation or warranty made or furnished by the Borrower under the Note or under the Debenture made between the Payee and the Borrower shall prove to be false or incorrect at any time;
     c. The occurrence of any event or circumstance that results in or is reasonably likely to result in a material adverse change with respect to the Borrower, its business, assets, liabilities, condition (financial or otherwise) or prospects;
     d. There shall be commenced against the Borrower an involuntary case seeking the liquidation or reorganization of the Borrower under the Bankruptcy Code or any similar proceeding under any other applicable law or an involuntary case or proceeding seeking the appointment of a receiver, liquidator, trustee or other officer having similar powers of such person or to take possession of all or substantial portion of its property or to operate all or a substantial portion of its business, and any of the following events occur: (i) the Borrower consents to the institution of the involuntary case or proceeding;
          (ii) the pe5tition commencing the involuntary case or proceeding is not timely controverted; (iii) the petition commencing the involuntary case or proceeding remains undismissed and unstayed for a period of sixty (60) days; or (iv) an order for relief shall have been issued or entered therein;
     e. The Borrower shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Code or any similar proceeding under any other applicable law, or shall consent thereto; or shall consent to the conversion of an involuntary case to a voluntary case; or shall file a petition, answer a complaint or otherwise institute any proceeding seeking or shall consent or acquiesce to the appointment of, a receiver, liquidator, sequestrator, custodian, trustee or other officer with similar, powers of it or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business; or shall make a general assignment for the benefit of creditors; or any resolution or other authorizing action to approve of the forgoing is adopted.

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
10. Remedies Upon Event of Default. If an Event of Default shall have occurred and be continuing, then the Payee may exercise any one or more of the rights and remedies provided below:
     a. Upon occurrence of an Event of Default, at the option of the Payee, the principal of and accrued interest on the Note shall automatically become immediately due and payable, without presentment, demand, protest, notice, notice of dishonor or other requirements of any kind, all of which are hereby expressly waved by the Borrower. The Borrower may exercise any and all rights and remedies hereunder, under the Debenture documents, under law (including the Uniform Commercial Code) or otherwise; the exercise of all such remedies shall be cumulative and not exclusive;
     b. Upon the occurrence of and Event of Default, which occurrence is not cured within the 30 days, Borrower agrees to pay and shall pay all reasonable costs and expenses (including attorneys' fees and expenses) incurred by the Payee in connection with the preservation and enforcement of Payee's rights under the Debenture document.

11. Amendments. Any term of the Note may be amended or waived with the written consent of the Payee and the Borrower. The Note may not be assigned without the prior written consent of the Borrower, which shall not be unreasonably withheld of delayed.

12. Governing Law. This Debenture is governed by and shall be construed in accordance with the laws of Florida without regard to its doctrine of conflict of laws and shall be subject to the jurisdiction of any state or federal court located in the State of Florida.

13.  Maximum Interest Rate.

     a. Regardless of any provision contained in the Note or the Debenture, the Payee shall never be entitled to receive, collect or apply as interest on the Note any amount in excess of interest calculated at the Maximum Rate, and in the event that Payee ever receives, collects or applies as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal; and treated hereunder as such; and, if the principal amount of the Debenture is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds interest calculated at the Maximum Rate, Borrower and Payee shall , to the maximum extent permitted under applicable law, (i) characterize any non principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, pro rate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Debenture; provided that, if the Debenture is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof

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
          exceeds interest calculated at eh Maximum Rate, Payee shall refund to Borrower the amount of such excess or credit the amount of such excess against the principal amount of the Debenture and, in such event, Payee shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of interest calculated at the Maximum Rate.
     b. "Maximum Rate" shall mean, on any day the highest nonusurious rate of interest (if any) permitted by applicable law on such day that, at any time or from time to time, may be contracted for, taken, reserved, charged or received on the Indebtedness evidenced by the Debenture under the laws which are presently in effect of the United States of America or by the laws of any other jurisdiction which are or may be applicable to the Payee of the Debenture and such Indebtedness or, to the extent permitted by law, under such applicable laws of the United States of America or by the laws of any other jurisdiction which are or may be applicable to the Payee of the Debenture and which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

IN WITNESS WHEREOF, the Borrower has caused this Debenture to be duly issued, executed and delivered on the date and year above stated.

                                                   ____________________________
                                                   Global Axcess Corp (Borrower)
                                                    Michael Dodak, CEO

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